Hong Kong Wet Trades Works Market Study

Prepared for

Between MS (HK) Engineering Limited

Highly Confidential,
Sep 2022

Agenda

Scope

- The project scope is defined as follows:

Research Period	• Historical Year: 2016-2020 • Base Year: 2021 • Forecast Year: 2022E-2026E
Geographic Scope	• Hong Kong
Industry Scope	• Construction Works Industry • Wet Trades Works Industry

Limitations

Source of Information

- Interviews with industry experts and competitors will be conducted on a best-effort basis to collect information in aiding in-depth analysis for this report.
- Frost & Sullivan will not be responsible for any information gaps in the circumstances that Interviewees refused to disclose confidential data or figures.

- The point of this study is set in 2022. It took 2021 as the base year and 2022-2026 as the forecast period. However, in the case where data has not yet been updated or published on public sources at the point of this study, Frost & Sullivan would use the latest data available or make preliminary projections based on historical trends.




Official Statistical sources
Market indicators for modeling
Industry Expert Interview

- Under circumstances where information was not available, Frost & Sullivan would use in-house modeling and simulation to arrive at an estimate.



- Sources of information are stated at the bottom on each page for reference.

Agenda

Overview of Macro Economic Environment in Hong Kong

Nominal GDP and GDP Per Capita

- **Nominal GDP and GDP per capita in Hong Kong has shown a steady growth during 2016 to 2021.**
  - According to International Monetary Fund (IMF), the nominal GDP in Hong Kong has witnessed a steady growth from HK$2,490.6 billion in 2016 to HK$2,861.6 billion in 2021, representing a CAGR of 2.8%. The growth was mainly driven by the growth in financial sector and recover of global economy. In line with the growth of nominal GDP, the nominal GDP per capita in Hong Kong has risen at a CAGR of 2.7% during 2016 to 2021.
  - The outbreak of COVID-19 has brought negative impacts to both global and domestic economy in Hong Kong which led to a drop in both nominal GDP and GDP per capita in 2020. The nominal GDP of Hong Kong is expected to recover after the pandemic and reach HK$3,540.9 billion by 2026, increasing at a CAGR of 5.3% from 2022 to 2026. The nominal GDP per capita is expected to increase at a CAGR of 4.8% during 2022 to 2026.

Nominal GDP and Nominal GDP Per Capita (Hong Kong), 2016-2026E

CAGR	2016-2021	2022E-2026E
Nominal GDP	2.8%	5.3%
Nominal GDP per Capita	2.7%	4.8%



Billion HK$
Thousand HK$
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
1,000
800
600
400
200
0
2,490.6
2,659.6
2,835.4
2,844.8
2,675.3
2,861.6
2,881.3
3,051.7
3,202.0
3,367.5
3,540.9
337.6
358.7
378.7
378.3
360.2
386.5
388.7
410.6
429.0
448.6
468.9
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E
Nominal GDP (billion HK$)
Nominal GDP Per Capita (Thousand HK$)

Source: International Monetary Fund, Frost & Sullivan

Overview of Macro Economic Environment in Hong Kong

Total Population

- **Population in Hong Kong is growing steadily during 2016 to 2021 and is expected to grow in the next five years.**

➢ Attributable to the new born and immigrants, the total population in Hong Kong witnessed a steady growth from approximately 7.38 million in 2016 to approximately 7.40 million in 2021, representing a CAGR of 0.1%. According to IMF, population is forecasted to grow at a CAGR of 0.5% during 2022 to 2026, reaching approximately 7.55 million by the end of 2026.

Total Population (Hong Kong), 2016-2026E


Million
10
8
6
4
2
0
CAGR
2016-2021
2022E-2026E
Total population
0.1%
0.5%
7.38
7.42
7.49
7.52
7.43
7.40
7.41
7.43
7.46
7.51
7.55
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

Source: International Monetary Fund, Frost & Sullivan

Overview of Macro Economic Environment in Hong Kong

Actual Public Housing Production and Forecast

- The supply of public rental housing units and subsidised sale flats in Hong Kong is set to increase following the announcement of Long Term Housing Strategy (LTHS) in December 2014. According to the Long Term Housing Strategy (LTHS) as at December 2020, the total housing supply target for the ten-year period from 2021 to 2030 is approximately 430,000 units with a public/private split of 70:30, comprising 210,000 public rental housing units and 91,000 subsidised sale flats to cope with the growing demand from low-to-middle income families in Hong Kong. The increase in number of actual public housing production units in 2018 was attributable to the completion of Lin Tsui Estate, Hoi Ying Estate, Yan Tin Estate, Kwai Tsui Estate, Ying Tung Estate and Mun Tung Estate in the same year. [The supply of housing is planned as different batches and the fluctuation of units completed in a particular year is due to the difference in schedule of work progress]

Actual public housing production under Housing Authority (Hong Kong), 2016-2025E


Public Rental Housing
Subsidised Sale Flats
Unit
30,000
25,000
20,000
15,000
10,000
5,000
0
14,293
11,276
3,017
13,661
13,413
248
26,779
17,658
9,121
13,105
10,107
2,998
11,261
6,261
5,000
29,100
22,600
6,500
14,900
11,300
3,600
13,100
12,300
800
19,900
10,200
9,700
19,700
12,600
7,100
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E

Note:

1. *Production of HA rental flats includes public rental housing (PRH) and flats of projects transferred from the Home Ownership Scheme (HOS) to PRH. Interim housing flats and flats under projects built as rental housing but subsequently transferred to the Buy or Rent Option Scheme (BRO) /Mortgage Subsidy Scheme (MSS) housing are not included. Production of HA subsidised sale flats includes the flats under the HOS, Private Sector Participation Scheme (PSPS), BRO / MSS and Green Form Subsidised Home Ownership Pilot Scheme (GSH). For those HOS / PSPS flats completed during the 2002 to 2004 and subsequently put up for sale by phase as from 2007, the first time when they were put up for sale was taken as the time of production.*
2. *The forecasted data is only available up to 2025.*

Source: Hong Kong Housing Authority, Transport and Housing Bureau, Frost & Sullivan

Overview of Macro Economic Environment in Hong Kong

Completion of Private Residential Units

- **On average, the completion of private residential properties during 2022 to 2026 is expected to reach 20,000 unit per year**

➢ With the substantial demand for residential properties, completions of private domestic has seen an increasing trend from 2016 to 2018. The fall of completions in 2019 was mainly due to slowdown of development projects. The downfall in 2019 is mainly due to the project delay caused by social unrest in the second half of 2019. As estimated, the completion of private residential properties is expected to increase steadily during 2022 to 2026 with annual output of 20,000 units during the same period of time. The recover of number in 2020 is mainly driven by the completion of various residential projects, including new residential buildings in Yuen Long, Sai Kung and Tuen Mun. In particular, the growth of private residential units in Hong Kong is primarily supported by small and medium private domestic units, the completions of private residential buildings is expected to reach 27,082 units by 2026.

Completion of Private Residential Units (Hong Kong), 2016-2026E



30,000
25,000
20,000
15,000
10,000
5,000
0
14,595
17,791
20,968
13,643
20,888
14,386
20,900
21,588
23,516
25,311
27,082
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

Source: Rating and Valuation Department of Hong Kong, Transport and Housing Bureau, Frost & Sullivan

Overview of Macro Economic Environment in Hong Kong

Completion of Private Commercial and Office Space

- According to Rating and Valuation Department, the completion of private office and private commercial space showed a rising trend from 2016 to 2019. The growth was attributable to supportive government policies, such as the development of new central business district (CBD) in Kowloon East under the programme "Energising Kowloon East" which boosted the development of shopping malls and retail stores in the area.
- According to the Rating and Valuation Department, the completion of private office is expected to increase to 275.3 Thousand m2 in 2022. New supply in 2021 mainly came from Kowloon at 60% of total completions, all attributable to Sham Shui Po, Wong Tai Sin and Yau Tsim Mong. In 2022, new supply will be concentrated in Kwun Tong, the Eastern district and Tsuen Wan, accounting for 31%, 23% and 15% of the estimated completions respectively. Completions of private commercial decreased to 41.5 thousand m2 in 2021 and then is projected to rise substantially to 173.3 thousand m2 in 2022. In 2021, main source of supply came from Wan Chai and Sham Shui Po, accounting for 30% and 16% of the total completions respectively. Supply in 2022 will be largely from Kowloon City and Sha Tin, providing 38% and 18% of the total completions respectively.

Completions of Private Office Space (Hong Kong), 2016-2022E



Thousand m²
300
250
200
150
100
50
0
153.1
198.1
179.2
266.9
69.0
69.6
275.3
2016
2017
2018
2019
2020
2021
2022E

Completions of Private Commercial Space (Hong Kong), 2016-2022E



Thousand m²
180
160
140
120
100
80
60
40
20
0
123.1
105.0
125.0
117.5
67.3
41.5
173.3
2016
2017
2018
2019
2020
2021
2022E

Note: The forecast data was based on estimation of Rating and Valuation Department in "Hong Kong Property Review 2021". Due to limited availability of information, forecast data in 2023 and thereafter is not available.

Source: Rating and Valuation Department of Hong Kong, Frost & Sullivan

Agenda

Overview of Hong Kong Construction Works Market

Classification of Construction and Engineering Works by Nature of Works

- **Construction industry can be broadly classified by following nature of works:**


Construction and Engineering Works
Civil Engineering Works
Building Construction Works
RMAA Works
E&M Works

- Civil engineering works refer to construction works performed by main contractors at construction sites of end-use group "structures and facilities" which include transport, utilities & plant, environment and sports & recreation.
- Civil engineering works include railways, roads, highways, bridges, airport, port works, water works, drainage, reclamation, excavation works, site formation, landscape, open spaces, sport grounds, other urban services facilities, service stations and plant, and other related construction projects.

- Building construction works refer to construction works performed by main contractors at construction sites of end-use group "buildings" which include residential, commercial, industrial and institutional buildings.
- Building construction works mainly include substructure works and superstructure works, interior fitting-out and decoration works, installation of electrical and mechanical components such as fire systems, heating, ventilation, and air conditioning (HVAC) systems, plumbing and drainage systems, as well as external landscaping works depending on its nature of works or the end-use of buildings.

- Renovation, maintenance, alteration and addition ("**RMAA**") works refer to the construction works at locations other than sites, including general trades and special trades.
- General trades include decoration, repair and maintenance, and construction works at minor work locations (such as site investigation, demolition, structural alteration and additional works) while special trades include installation and maintenance for carpentry, electrical equipment, ventilation, gas and water fitting, etc.

- Electrical and mechanical ("**E&M**") works are usually undertaken by contracting/subcontracting specialists. It is a significant component of the construction supply chain. E&M design is critical for design decision-making, accurate documentation, performance and cost-estimating, construction planning, etc.
- E&M works normally include design and value engineering, supply and installation, energy audit, testing and commissioning, operation and maintenance of the building facilities.

Source: Frost & Sullivan

Overview of Hong Kong Construction Works Market

Classification of Construction and Engineering Works by Sector

- The construction market in Hong Kong can be mainly categorised into public and private sector. Construction works in public sector refers to projects commissioned by the Government of the Hong Kong Special Administrative Region, MTR Corporation Limited, Airport Authority and other projects outlined under the Home Ownership Scheme, which are commissioned by Housing Authority. Private sector construction works include non-governmental projects commissioned by private property developers, property owners, individuals and projects under Private Sector Participation Scheme.

Source: Frost & Sullivan

Overview of Hong Kong Construction Works Market

Tendering in Private Sector

- Property owners and developers are the major clients for construction projects in private sector. As a common practice in the construction market, contract owners initiate projects and issue works orders to main contractors in the form of tendering in Hong Kong.
- Property developers in Hong Kong are usually inclined to award their projects to their group members being main contractors, which in turn will further delegate their tasks to different subcontractors.
- The contractors are responsible for engineering and procuring the necessary equipment, parts and materials, and the contractors may engage subcontractors to carry out labour-intensive and certain specialist work. The contractors are responsible for supervising, and are liable for, the works of its subcontractors.
- The main contractors may also engage sub-contractors to carry out specialised works such as E&M engineering and fitting-out for better resources management and extended working capability. Subject to the requirement and scale of projects, secondary sub-contractors may also be appointed by sub-contractors. Secondary sub-contracting is more common when more specialised division of works are required. Contractors will be responsible for procurement of materials and equipment required for the projects from suppliers.

Source: Frost & Sullivan

Overview of Hong Kong Construction Works Market

Business Process Analysis

- In general, the business of construction works start from tender submission. Upon successful acquisition of project, main contractor will set up a project team for planning and to coordinate the preparation works including engagement of sub-contractors, obtaining necessary permits and approvals, procurement of equipment and raw materials as well as purchase of surety/performance bond prior to the commencement of projects.

Tendering and planning	Project implementation	Completion and handover
During the first stage of business process, mid-stream main contractors and sub-contractors normally receive tender invitation and request for quotation from downstream customers. Midstream main contractors will usually conduct preparation work to evaluate and assess the tender requirements so as to manage their financial budget and project delivery timeline. Afterwards, tender documents will be submitted for further project owner's review.	Upon receiving a successful tender award, main contractors are required to plan and arrange necessary plant and equipment, and engage appropriate sub-contractors after considering the complexity, duration and scope of construction work. Other major execution works include procurement of materials, forming a project management team, as well as obtain relevant applicable license and permits.	Main contractors shall closely monitor and control relevant project costs and project progress in order to avoid extra costs due to delays. Regular meetings with project owners are conducted in order to minimise potential errors due to miscommunication and a continuous quality checking and inspection are carried out to ensure all construction works are in compliance with regulations. The completion phase of construction works typically involves defect liability period and release of retention period.

Source: Frost & Sullivan

Overview of Hong Kong Construction Works Market

Gross Value of Construction Works Performed

- **Gross value of construction works performed in Hong Kong witnessed a steady growth during recent years.**

  - According to Census and Statistics Department of Hong Kong, the gross value of construction works performed by main contractors in Hong Kong decreased from approximately HK$236.5 billion in 2016 to approximately HK$231.4 billion in 2021, representing a negative CAGR of 0.4%.
  - The decrease was primarily due to the slowdown of construction works during the COVID-19 outbreak. In addition to slower building works of fitting-out, repair and maintenance in the private sector, spending by the public sector also shrank as the implementation of new project items was affected by the delay in the Legislative Council's approval of funding proposals, and new projects had yet to generate sufficient output to offset the completion of some major infrastructure projects, which in turn led to the decrease in gross value of construction works in 2019. The outbreak of COVID-19 in 2020 led to the economic downturn and further disrupted the construction industry in Hong Kong, which in turn lower the gross value of construction works in 2020. As the impact of COVID-19 outbreak diminishes, the gross value construction works started to rebound in 2021.
  - Along with the planned infrastructure, buildings development projects, specialised installation and maintenance works, the gross value of construction works performed by main contractors in Hong Kong is forecasted to grow steadily at a CAGR of approximately 5.3% during 2022 to 2026.

Source: Census and Statistics Department of Hong Kong, Frost & Sullivan

Overview of Hong Kong Construction Works Market

Gross Value of Construction Works Performed (Cont'd)

Gross value of construction works performed (Hong Kong), 2016-2026E

CAGR	2016-2021	2022E-2026E
Gross value of construction works	-0.4%	5.3%


Billion HK$
350
300
250
200
150
100
50
0
236.5
249.9
252.2
236.4
229.9
231.4
246.6
259.1
274.0
290.2
303.1
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

Source: Census and Statistics Department of Hong Kong, Frost & Sullivan

Overview of Hong Kong Construction Works Market

Overview of Fitting-out Works Market in Hong Kong

- Fitting-out works refer to the process of making interior space suitable for occupation, and provide necessary equipment and installations for the buildings, generally include site preparation work, partitioning work, steel and metal work, woodwork, marble work, stone work, plastering and painting work and certain building services, such as electrical and plumbing and drainage installation system. Fitting-out works are generally conducted based on specific interior design for partitioning, flooring, ceiling, electrical installation, and meeting the environmental requirements and is provided for newly constructed buildings and existing buildings that require renovation works.

- Benefited from the expediting land planning and rising living standards and requirements of Hong Kong residents, the gross output value of fitting-out works market increased at a CAGR of approximately 7.9% from HK$49.9 billion in 2016 to HK$73.0 billion in 2021.

- As set out in the 2021-2022 Budget, the Government has identified land for the provision of 316 000 public housing units in the coming ten years. With the redevelopment of Hong Kong Housing Authority's factory estates, the number of public housing units may see further increase. It is estimated that the total public housing production in the five-year period from 2020-21 is about 101 400 units, comprising over 70 000 public rental housing and Green Form Subsidised Home Ownership Scheme units and over 30 000 other subsidised sale units. On private housing, it is estimated that the completion of private residential units will average over 18 000 units annually in the five years from 2021, representing an increase of about five per cent over the annual average of the past five years.

- Furthermore, the continuous urban renewal will also contribute to the growth of residential units and demand for fitting-out works services in Hong Kong, which is expected to spur the growth of the fitting-out works market at a CAGR of approximately 8.9% and amount to HK$110.4 billion by the end of 2026.

Source: Frost & Sullivan

Overview of Hong Kong Construction Works Market

Overview of Fitting-out Works Market in Hong Kong (Cont'd)

Gross Value of Fitting-out Works in Hong Kong, 2016-2026E

CAGR	2016-2021	2022E-2026E
Gross value of fitting-out works	7.9%	8.9%



Billion HK$
120
100
80
60
40
20
0
49.9
59.3
66.0
67.1
68.6
73.0
78.6
83.6
93.3
101.5
110.4
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

Source: Frost & Sullivan

Agenda

Overview of Hong Kong Wet Trades Works Market

Introduction

Definition

- Wet trades works is defined as a subset of fitting-out works. In Hong Kong, wet trades works generally involves the use of dry construction materials mixed with water. Common scope of wet trades works includes ceiling, floor and wall plastering, interior and exterior tiling, brickwork, marble works, painting and decorating, as well as other interior and exterior fitting, decoration and repairs for buildings. Wet trades contractors may also provide wet trades related ancillary services such as cleaning, smoothing platform, applying sealant and washed granolithic screed, on-site logistics services, etc. The demand for wet trades works is associated with construction, renovation, maintenance, addition and alteration of buildings in mainly residential (e.g. private residential buildings and public housing) and commercial segments (e.g. hotel, office buildings, retail stores and shopping malls), as well as industrial buildings, government buildings, community facilities transportation and public infrastructure and so on.



Common scope of wet trades works

Scope of works	Description
Plastering	Plastering refers to application of coating, with a composition of gypsum or ash, cement, sand with water, that protects and decorates ceiling, floor, wall and stairs.
Brickwork (e.g. bricklaying)	Bricks are commonly used for the construction of walls with a layer of mortar between bricks to enable bricks to be positioned more easily.
Wall and floor tiling	Interior and exterior wall and flooring tiling refers to trimming and connecting ceramic tiles on walls and floors with the application of mortar for grouting.
Painting and decoration	Painting and decoration refer to the application of a coloured tint of interior space for aesthetics purposes.
Floor screeding	Floor screeding is the application of the mixture of portland cement, aggregates and water on the floor surface.
Marble works	Marble works refers to fabricating, polishing, setting and installation of marble and other limestones in an interior and exterior part (e.g. floor and wall) of a building structure.

Segmentation by building types

- Wet trades works are carried out in a wide variety of buildings and facilities in Hong Kong, which includes residential buildings, commercial buildings, industrial buildings, government buildings and community facilities.



Residential buildings
Private housing
Public housing
Commercial buildings
Hotels
Offices
Retail stores
Shopping malls
Others
Industrial buildings
Government buildings
Community facilities
Transportation and public infrastructure

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Value Chain Analysis

- Typically, main contractors are responsible for supervising the overall progress and quality of the construction project, monitoring the daily operation of the construction site and coordinating subcontractors to carry out construction works. Main contractors would subcontract some of the construction works to subcontractors because (i) labour intensive works such as wet trades works are subcontracted to subcontractors for the supply of sufficient direct labour as main contractors generally only hire a small number of direct labour on a permanent basis to control cost; and (ii) subcontractors often possess the necessary experience and expertise in performing specific areas of tasks and it is generally more cost effective to subcontract different parts of construction works to different subcontractors which are specialised in the field of expertise.
- Wet trades subcontractors generally work with main contractors and are mainly responsible for managing wet trades workers, coordinating subcontractors and supervising the progress and quality of wet trades works. It is common in the wet trades works industry that the works are subcontracted to different subcontractors. These subcontractors include direct labour and are commonly engaged on a project-by-project basis, given the fact that hiring a pool of workers for different trades of works under permanent agreement can be costly. There may be occasions where the main contractors supply certain tooling and miscellaneous services to their wet trades subcontractors for the use under the same projects and subsequently deduct such amounts in the relevant payment certificates issued to the wet trades subcontractors.

Upstream	Midstream	Downstream
Material supplier	Main contractor	Government and public institutions
Equipment and tool supplier	Subcontractor	Property developer
Machinery provider		Household tenants







Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Qualifications, Licenses and Regulations (1/3)

Law/Measures	Enacted/Implemented by	Effective Date
Air Pollution Ordinance (Cap. 311)	*Environmental Protection Department*	*April 2007*
• The Ordinance provides a statutory framework to establish the Air Quality Objectives and sets out the framework to achieve cleaner air in Hong Kong. In addition, it also stipulates air pollution requirements for air pollution sources and empowers EPD to impose licence control.		
Sand Ordinance (Cap. 147)	*Civil Engineering and Development Department*	*December 1935*
• The Ordinance regulates the importation and the removal of sand in Hong Kong and any corresponding individuals who would seek to take sand from any land, foreshore or sea bed shall obtain a permit from the Director of Civil Engineering and Development.		
Noise Control Ordinance (Cap. 400)	*Environmental Protection Department*	*June 1989*
• The Noise Control Ordinance provides a statutory controls to restrict and reduce the nuisance caused by environmental noise. Noises from domestic premises, construction activities, intruder alarm systems, individual items of plants or equipment and those from motor vehicles are regulated under the Ordinance. Industries or individuals who do not comply with the Acceptable Noise Levels outlined in the Technical Memorandum for the Assessment of Noise will be subjected to prosecution.		
Public Health and Municipal Services Ordinance (Cap. 132)	*Hong Kong Government*	*June 1997*
• Emission of dust from any building under construction or demolition in such manner as to be a nuisance is actionable under the Public Health and Municipal Services Ordinance. Any accumulation of refuse which is a nuisance or injurious to health is actionable under the Public Health and Municipal Services Ordinance. Maximum penalty is HK$10,000 (level 3) upon conviction and a daily fine of HK$200.		
Waste Disposal Ordinance (Cap. 354)	*Environmental Protection Department*	*May 1980*
• Construction waste may be accepted for disposal at a designated waste disposal facility only if the facility is a prescribed facility. A person shall not produce or cause to be produced chemical waste unless he is registered as a chemical waste producer and the person shall not use, or permit to be used, any land or premises for the disposal of waste unless he has a license from the Director of Environmental Protection to use the land or premises for that purpose.		

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Qualifications, Licenses and Regulations (2/3)

Law/Measures	Enacted/Implemented by	Effective Year
Buildings Ordinance (Cap. 123)	*Buildings Department*	*1955*
• To provide the planning, design and construction of buildings and associated works, make provision for the rendering safe of dangerous buildings and land, as well as regular inspections of buildings and the associated repairs to prevent the buildings from becoming unsafe. It also sets out the requirement for registration of contractors as general building contractor or as specialist contractor		
Housing Ordinance (Cap. 283)	*The Hong Kong Housing Authority*	*1973*
• The Ordinance develops and implements a public housing program which seeks to achieve the Government's policy objective of meeting the housing needs of low-income families that cannot afford private accommodation. Besides, it plans, builds, manages and maintains different types of public housing, including rental housing, interim housing and transit centers.		
Town Planning Ordinance (Cap. 131)	*Planning Department*	*1997*
• To promote the health, safety, convenience and general welfare of the community by making provision for the systematic preparation and approval of plans for the lay-out of areas of Hong Kong as well as for the types of building suitable for erection.		
The Minimum Wage Ordinance (Cap. 608)	*Labour Department*	*May 2015*
• Minimum hourly wage rate is currently set at HK$37.5 per hour during the wage period for every employee engaged under a contract of employment.		
Construction Workers Registration Ordinance (Cap. 583)	*Construction industry Council*	*2005*
• The Ordinance provides for the registration of construction workers; a levy to be paid by contractors in respect of construction operations; the regulation of construction workers personally carrying out construction work; and for related matters.		
Construction Standard (CS1,CS2 and CS3)	*Civil Engineering and Development Department*	
• The Constrction Standard CS1 to CS3 offers the standardised specifications and requirements of testing conrete (CS1), steel bar for the reinforcement of concret (CS2) and aggregates for conrete (CS3).		

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Qualifications, Licenses and Regulations (3/3)

Law/Measures	Enacted/Implemented by	Effective Date
Mandatory Building Inspection Subsidy Scheme	*Hong Kong Housing Society and Urban Renewal Authority*	*June 2012*
• Owners of buildings aged 30 or above are required to carry out inspections of their buildings, including common parts, external walls, projections and signboards, once every 10 years. To assist owners in complying with the statutory requirements, Hong Kong Housing Society (HKHS) and Urban Renewal Authority (URA) launch the Mandatory Building Inspection Subsidy Scheme to provide financial assistance to eligible owners.		
Integrated Building Maintenance Assistance Scheme	*Urban Renewal Authority*	*July 2015*
• The Urban Renewal Authority (URA) integrates and enhances the Integrated Building Maintenance Assistance Scheme (IBMAS) to tie in with the extension of its service area to the whole of Hong Kong. The URA introduces the Green Item Subsidy (GIS) under the "Common Area Repair Works Subsidy" to encourage property owners to use environmentally-friendly building materials and install energy-saving facilities when carrying out building maintenance and repair works, with an aim to benefit more property owners living in unsatisfactory living condition.		
Operation Building Bright Scheme	*Urban Renewal Authority*	*Jan 2009*
• The URA supports the Hong Kong Government in enhancing building safety by making HK$150 million contribution to the "Operation Building Bright" (OBB) as well as providing assistance to owners within its schemes areas to carry out building repair and maintenance work. The OBB aims to achieve the dual objectives of creating more job opportunities for the construction sector as well as improving building safety and the cityscape.		
Water Pollution Control Ordinance (Cap. 358)	*Environmental Protection Department*	*April 1981*
• The Water Pollution Control Ordinance provides a statutory framework for the declaration of water control zones and the water quality should be achieved and maintained in order to promote the conservation and best use of the waters of Hong Kong in the public interest.		
Fire Safety (Buildings) Ordinance (Cap. 572)	*Fire Services Department and Buildings Department*	*Aug 2012*
• The Ordinance is promulgated to protect occupants from the risk of fire danger in certain kinds of residential and composite buildings, as well as require owners to comply with related fire safety measures by providing suitable fire service installations, equipment and construction.		

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Requirement for Registration Under The Specialist Trade Contractor Scheme

A company may apply for registration on the Register subject to compliance with the following entry requirements :

Requirement 1

- completion of at least one job within the last five years as a main contractor/ subcontractor in the trades and specialties for which registration is applied; or, comparable experience acquired by the applicant or its proprietors, partners or directors within the last five years.

Requirement 2

- listings on one or more Government Registration Schemes relevant to the trades and specialties for which registration is sought.

Requirement 3

- the company's proprietor, partner or director having been employed by a Registered Subcontractor for at least five years with experience in the trade / specialty applying for and having completed all the modules of the Project Management Training Series for Sub-contractors (or equivalent) conducted by the Construction Industry Council (CIC);
- or the company's proprietor, partner or director having registered as Registered Skilled Worker under the Construction Workers Registration Ordinance (Cap. 583) for the relevant trade / specialty with at least five years experience in the trade / specialty applying for and having completed the Senior Construction Workers Trade Management Course (or equivalent) conducted by the CIC.

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Market Size of Wet Trades Works in Hong Kong



Gross Value of Wet Trades Works in Hong Kong, 2016-2026E
Million HK$
CAGR
2016-2021
2022E-2026E
Gross value of wet trades works
3.4%
6.6%
20,000
15,000
10,000
5,000
0
9,574.9
10,496.6
11,285.7
11,567.8
10,966.3
11,335.2
12,103.1
12,983.8
13,887.1
14,866.0
15,609.3
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

- Driven by the rising housing supply and continuous expansion of the commercial segment, including offices and hotels, and the residential segment, the gross value of wet trades works in Hong Kong increased from approximately HK$9,574.9 million in 2016 to approximately HK$11,335.2 million in 2021, representing a CAGR of 3.4%. The drop of gross value of wet trades works in 2020 was mainly due to the outbreak of COVID-19 which led to economic downturn and further disrupted the construction industry in Hong Kong.
- As set out in the 2021 Policy Address, the Government targets to increase the overall supply of transitional housing in the coming few years, and the launch of the Northern Metropolis Development Strategy contributes to the growth of the new towns, new development areas and development nodes. Together with other supportive government policies and expedited urban renewal, the gross value of wet trades works is expected to increase from HK$12,103.1 million in 2022 to approximately HK$15,609.3 million in 2026.

Note: The gross value of construction works refers to the revenue of the wet trades works industry in nominal term performed by main contractors and subcontractors in construction sites, and is indicative for the revenue of wet trades works contractors involved.

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Market Size of Wet Trades Works in Hong Kong (Breakdown by Key Segment)



Gross value of wet trades works by segment in Hong Kong, 2016-2026E
Million HK$
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Residential buildings
Commercial buildings
Others
2016: 9,574.9; 6,223.7; 2,585.2; 766.0
2017: 10,496.6; 6,820.8; 2,886.5; 789.3
2018: 11,285.7; 7,359.6; 3,090.7; 835.4
2019: 11,567.8; 7,633.1; 3,101.1; 833.6
2020: 10,966.3; 7,193.9; 3,004.8; 767.6
2021: 11,335.2; 7,481.2; 3,083.2; 770.8
2022E: 12,103.1; 8,000.2; 3,292.0; 810.9
2023E: 12,983.8; 8,543.4; 3,583.5; 856.9
2024E: 13,887.1; 9,137.8; 3,832.8; 916.5
2025E: 14,866.0; 9,781.8; 4,103.0; 981.2
2026E: 15,609.3; 10,270.9; 4,308.2; 1,030.2

CAGR	2016-2021	2022E-2026E
Residential buildings	3.7%	6.4%
Commercial buildings	3.6%	7.0%
Others	0.1%	6.2%
Overall	3.4%	6.6%

Note : Others refer to industrial and storage service.

- In 2021, the gross value of wet trades works in residential buildings segment accounted for approximately 66.0% of total gross value of wet trades works. The completion of large residential estate projects such as Grand Central at Kwun Tong and Malibu at Tseung Kwan O contributes to the needs of wet trade works and the gross value of wet trades works market in residential buildings segment increased from approximately HK$6,223.7 million in 2016 to approximately HK$7,481.2 million in 2021, representing a CAGR of approximately 3.7%. The residential segment is expected to demonstrate a steady growth in the next few years, underpinned by the supportive policies towards housing development. In particular, the Government would maintain the public/private split of 70:30 for the next 10-year period from 2021–22 to 2030–31. Accordingly, out of the total housing supply target of 430,000 units, the public housing supply target will be 301,000 units and the private housing supply target will be 129,000 units. Accordingly, the gross value of wet trades works in residential buildings segment is expected to increase from approximately HK$8,000.2 million in 2022 to approximately HK$10,270.9 million in 2026, representing a CAGR of approximately 6.4%.

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Market Size of Wet Trades Works in Hong Kong (Breakdown by Key Segment) (Cont'd)

- The commercial buildings segment comprised 27.2% of total gross value of wet trades works in 2021 and increased at a CAGR of 3.6% from 2016 to 2021 from approximately HK$2,585.2 million in 2016 to HK$3,083.2 million in 2021, primarily due to the development of new central business district, namely Kai Tak Development Area, Kwun Tong and Kowloon Bay Business Areas. As set out in the 2020-21 Land Sale Programme, 6 commercial sites would provide about 833,700 square metres for gross floor area. In particular, a prime commercial site in Central, called the New Central Harbourfront Site 3, spans roughly 4.8 hectares (516,322 square feet) was sold in 2021. Based on a potential gross floor area of 1.6 million square feet, total investment for the project could top out at between HK$60 and HK$65 billion. Going forward, the continued development of the business district would support the growth of the commercial buildings in Hong Kong. Thus, the gross value of wet trades works in commercial buildings segment is expected to increase from approximately HK$3,292.0 million in 2022 to HK$4,308.2 million in 2026, representing a CAGR of approximately 7.0%.

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Market Size of Wet Trades Works in Hong Kong (Breakdown by Sector)

Gross value of wet trades works by sector in Hong Kong, 2016-2026E

CAGR	2016-2021	2022E-20265E
Public sector	4.0%	5.9%
Private sector	3.1%	7.0%
Overall	3.4%	6.6%



Million HK$
20,000
15,000
10,000
5,000
0
Public sector
Private sector
2016: 9,574.9; 3,582.3; 5,992.6
2017: 10,496.6; 3,965.1; 6,531.5
2018: 11,285.7; 4,294.6; 6,991.1
2019: 11,567.8; 4,452.4; 7,115.4
2020: 10,966.3; 4,200.1; 6,766.2
2021: 11,335.2; 4,352.7; 6,982.5
2022E: 12,103.1; 4,575.0; 7,528.1
2023E: 12,983.8; 4,778.0; 8,205.8
2024E: 13,887.1; 5,110.5; 8,776.6
2025E: 14,866.0; 5,470.7; 9,395.3
2026E: 15,609.3; 5,744.2; 9,865.1

- The private sector contributes to the majority of the total gross value of wet trades works in Hong Kong. During 2016 to 2021, primarily owing to the rising housing supply and the establishment of various sizeable real estate properties in Kowloon City and Sai Kung, the gross value of wet trade works in the private sector increased from approximately HK$5,992.6 million in 2016 to approximately HK$6982.5 million in 2021, representing a CAGR of approximately 3.1%, On the other hand, the urban development in Tuen Mun and Kwun Tong has also created the demand for wet trade works. During the same period, the actual public housing units recorded the growth. Accordingly, the gross value of wet trade works in public sector increased from approximately HK$3,582.3 million in 2016 to approximately HK$4,352.7 million in 2021, at a CAGR of approximately 4.0%.

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Market Size of Wet Trades Works in Hong Kong (Breakdown by Sector) (Cont'd)

- The rising housing supply would serve as the driver to the wet trade works market in Hong Kong. As set out in the release of the "Hong Kong 2030: Planning Vision and Strategy", the construction of North East New Territories New Development Areas (NDAs) in Kwu Tung North, Fanling North and Ping Che which is expected to accommodate more than 50,000 household residential units in both public and private sectors. Growing along with a number of private residential properties expected to complete in Ho Man Tin and Cheung Sha Wan, such as the development at Ho Man Tin MTR Station and Hing Wah Street West, in the coming years, the gross value of wet trades works in the private sector is anticipated to grow from 2022 to 2026 at a CAGR of approximately 7.0%, reaching approximately HK$9,865.1 million in 2026. Driven by the Long Term Housing Strategy (LTHS) issued in 2020 with total public housing units target for the ten-year period from 2021–22 to 2030–31 of approximately 301,000 units and the continuous investment by the Government in infrastructure with an estimated annual expenditure of over HK$100 billion on average in the next few years, as proposed by the Chief Executive in the 2020 Policy Address, the gross value of wet trades works in the public sector is expected to grow from approximately HK$4,575.0 million in 2022 to approximately HK$5,744.2 million in 2026, representing a CAGR of approximately 5.9%..

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Market Drivers and Opportunities

Continuous housing supply in Hong Kong	The development of the wet trades market is highly associated with the constructions of building and infrastructures. In particular, the gross value of wet trade works in residential buildings segment accounted for over 60% of total gross value of wet trades works in 2021. As set out in the 2021 Policy Address, the Government targets to increase the overall supply of transitional housing to 20 000 units in the coming few years by providing 5 000 additional units, and increase the amount of funding under the relevant funding scheme to HK$11.6 billion. On the other hand, the Northern Metropolis Development Strategy was released by the Government in 2021, covering two district administration areas including Yuen Long District and North District, encompassing mature new towns, new development areas and development nodes, with a total land area of about 300 square kilometres to be developed into a area with highly concentrated residential units, working population and enterprises. Further, the Hong Kong government has issued different policies to drive the housing supply, namely the "Land Sharing Pilot Scheme" addressed in 2020 Policy Address which seeks to unleash the development potential of privately owned agricultural lots for both public and private housing development through public-private partnership; the deployment of "Task Force on Land Supply" which identified some 210 potential sites with 3,235 hectare of land for housing purposes that would provide more than 330,000 of a combination of public and private residential units in the upcoming ten years in Hong Kong, including sites such as the East Lantau Metropolis, periphery of country parks, reclaimed lands, and multiple brownfields. For private sector, the 2022-23 Budget envisaged an estimated average annual production of about 19,000 units in the upcoming five years from 2022 to 2026, substantially greater than the average production of about 17,000 units in the past five years from 2016 to 2021. In turn the demand for construction works and wet trade works would be propelled continuously.
Urban renewal projects	The HK Government launched the Mandatory Building Inspection Scheme (MBIS) since 2012 and owners of buildings aged 30 years or above and served with statutory notices, are required to carry out the prescribed inspection. According to the Urban Renewal Authority, there will be 326,000 private housing units aged 70 or above by 2046 and there is an urgent need to step up the rejuvenation of dilapidated urban areas, especially for those located at densely-built urban core, such as Sham Shui Po and Kowloon City. As stated in the Annual Report 2019-20 of Urban Renewal Authority (URA), there were more than 10,000 buildings in Hong Kong aged 50 years or above, and the number is forecasted to reach 28,000 by 2046. Further, with a view to safeguarding public safety, the Chief Executive announced in the "2017 Policy Address" to earmark HK$3 billion and partnered with the Urban Renewal Authority to implement Operation Building Bright assisting them to act in compliance with the requirements under the MBIS. Wet trade works as an essential construction process, the continuous urban renewal project is expected to drive respective demand

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Market Drivers and Opportunities (2/2)

Heightened industry standards and customer requirement

Attributable to rising living standard and increasing level of disposable income of Hong Kong citizens, downstream property developer are inclined to expect higher durability of buildings and facilities with minimum defects, future maintenance costs and hassle, which is expected to set a higher standard on the quality of materials, working process and craftsmanship of wet trades works. As property developers are looking to heighten the standard of respective properties in order to enhance competitiveness, demand for quality wet trades works has thus increased in order to fulfil the interior design and inspection requirement. With the higher demand for interior environment of residential flats and commercial buildings, including the texture, colour and materials used in the design, as well as the use of fixtures, furniture and other accessories, quality of works is becoming the key focus of competition in wet trade works industry. Therefore, well-established wet trades works contractors with quality of works are preferred by property developers and main contractors.

Expedite development of commercial area

According to the Rating and Valuation Department of Hong Kong, the number of sale and purchase agreements of commercial units has increased from 1,520 units to 2,189 units during 2016 to 2021 and the total consideration of offices and commercial units increased from HK$24.5 billion to HK$42.0 billion. With the enhanced accessibility and infrastructural development and support in areas, such as Kowloon East and Island East, rapid expansion and wet trades works are constantly required in these areas. In regard to Hong Kong government policy, 8 sites will be put up for sale and development of commercial buildings under the Land Sale Programme during 2020 to 2022. A number of hotels and shopping malls are planning to upgrade in view of the market dynamics. The expanding commercial activities, development of new business district, residential and entertainment facilities will support the growth of wet trades market. Moreover, the continuous investment by the Government in infrastructure with an estimated annual expenditure of over HK$100 billion on average in the next few years, as proposed by the Chief Executive in the 2020 Policy Address, will increase the demand for wet trades works

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Market Trend and Outlook

Wider application of machinery and equipment

As specified in the "Designated Workers for Designated Skills" Provision under the Construction Workers Registration Ordinance (CWRO), only registered skilled workers or semi-skilled workers of designated trade divisions are allowed to independently carry out construction works of related trade division on construction sites, which aims at improving the quality of construction works and workers. It is expected that using machinery and equipment such as plaster spray machine and floor screeding machine to replace labour will become one of the market trends in the future. It is increasingly common to replace manual operation with the use of plaster spray machines for wet trades projects involving plastering works so as to increase the productivity of workers and further enhance the quality of craftsmanship. The use of plaster spray machines enables workers to complete a larger coverage of plastering works as compared to relying on traditional manual works over the same duration of time.

Increasing training and revitalised manpower in the industry

To alleviate manpower shortage in construction industry, with the support of Development Bureau, the Construction Industry Council ("CIC") launches the "Advanced Construction Manpower Training Scheme - Pilot Scheme (Structured On-the-job) to train up semi-skilled workers to become skilled workers. The CIC has also launched the Construction Industry Council Relief Fund – Multi-skills Training Scheme for Registered Workers o assist the underemployed or temporarily unemployed registered construction workers in acquiring new skills to enhance their competitiveness to prepare for further development in the industry. Labour in the wet trade works industry is expected to garner related skills continuously with increased productivity and efficiency.

Technology-driven operational model

Outlined in the Policy Address in 2021, the implementation of Construction 2.0, which include the wider use of I&T and Modular Integrated Construction, shall enhance the overall operational performance of various sector in the construction industry. In the wet trade industry, converting project specifications into visual graphics can facilitate design project better and also conduce to better communication between stakeholders. Building Information Modelling works as a cutting-edge 3D modelling and visualization tool to efficiently handle design, tender, construction and maintenance process, which is able highly reduce the risk for improper design due to onsite limitation. In the long run, the wet trades work industry is expected to grow towards the assimilation of technology throughout the design and build process The adoption of various technology tools is expected to streamline procedures, elevate operating efficiency and propel sustainable business model for service providers.

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Market Constraints and Challenges

Cyclical nature of construction industry

As a part of the construction industry, passive fire protection works market follows the cyclicality of the construction industry, which is generally considered to be highly related to macroeconomic conditions, government policies and business cycle. For example, in the event of an economic downturn, the tightened financial budgets and higher costs of financing may make project owners be more conservative in initiating new projects or investing more resources. Similarly, if there are signs of slowing down in land supply or development programmes of the HK Government, the growth of passive fire protection works market in Hong Kong may be hindered.

Shortage of Labour and Increasing Labour Cost

According to the Construction Industry Council, labour engaged in the wet trade works industry in Hong Kong, including plasterer, bricklayer and concretor have all categorised into the list of shortage trades. Due to the aging population and higher requirements on skills and qualifications of workers, the wet trades market in Hong Kong has been facing serious problems of shortage of experienced and skilled labour.. Therefore, in order to attract qualified workers, market participants may need to adopt measures including competitive remuneration packages, growth opportunities and flexible schedule. The increasing competition for talents will result in higher labour cost and pose a challenge to the growth of wet trades market.

Higher material cost

The price of raw material in the wet trade works industry has risen continously. For example, prices of sand, Portland cement and concrete blocks have increased from 2016 to 2021, registering CAGRs of approximately 17.6%, 3.1% and 4.1% respectively. In particular, amongst all raw materials used in wet trades works, the average price of sand has increased the most, primarily due to the limited supply of river sand in the PRC. The inflation in material cost will result in higher expenditure of wet trades market participants, which may further negatively impact of profit margin.

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Cost Structure Analysis – Labour Cost

Average daily wages of wet trades workers (Hong Kong), 2016-2026E

	2016-2021	2022E-2026E
CAGR	0.1%	2.2%



HK$
2,500
2,000
1,500
1,000
500
0
1,440.1
1,560.0
1,472.8
1,415.4
1,464.1
1,445.7
1,507.1
1,552.3
1,591.1
1,621.1
1,645.4
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

- Generally, wet trades works required plasterer, marble worker, bricklayer and concreter. According to Frost & Sullivan, the average daily wages of major wet trades workers, have increased from approximately HK$1,440.1 per day in 2016 to approximately HK$1,445.7 per day in 2021, representing a CAGR of 0.1%. The decrease of average daily wage of wet trade works in 2019 was mainly due to the fewer construction projects performed, which is reflected in the drop of gross value of construction works in 2019. The average daily wages of wet trade workers increased from HK$1,415.4 in 2019 to HK$1,464.1 in 2020. Due to the outbreak of COVID-19 in 2020, some ongoing construction projects have been postponed, which led to temporary decrease in the demand for construction workers and the slow down in growth of average daily wages of wet trade workers in 2021. The decrease of wage of wet trade works workers in 2018 was mainly due to increase of labour supply. For instance, as compared to 2017, the number of bricklayer and concretor increased by approximately 11.5% and 8.0% in 2018, respectively. In 2019, there was slight decrease in gross value of construction works in the private sector due to uncertainties including the developments of the US-China trade relations and the local social incident, which in turn led to the decrease in demand, and thus, the average daily wages of wet trade workers in Hong Kong. The rise in the average daily wages of wet trades workers was principally due to the imbalance between the demand and supply of experienced construction workers available in the market and the labour shortage is very likely to continue in the future years, which the average daily wages of wet trades workers will grow at a CAGR of 2.2% during 2022 to 2026.

Note: the average daily wage of wet trades workers is calculated based on the average daily wages of plasterer, marble worker, bricklayer and concretor.

Source: Census and Statistics Department of Hong Kong, Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Cost Structure Analysis – Material Cost

Average price of major construction materials for wet trades works (Hong Kong), 2016-2026E

Item	Unit	2016	2017	2018	2019	2020	2021	2022E	2026E	CAGR (2016-2021)	CAGR (2022E-2026E)
Portland cement 波特蘭水泥	HK$ per metric tonne	714.7	699.9	698.5	727.8	747.3	832.5	834.2	840.8	3.1%	0.2%
Hydraulic lime 水硬石灰	HK$ per metric tonne	585.5	700.5	630.2	625.1	630.5	631.5	636.5	657.1	1.5%	0.8%
Concrete blocks 混凝土磚	HK$ per metric tonne	76	76.4	77	79.8	80.5	93	93.8	97.2	4.1%	0.9%
Aggregates 碎石	HK$ per metric tonne	67.8	59.3	65.2	70.7	88	100	102.5	113.1	8.1%	2.5%
Sand 砂	HK$ per metric tonne	137.7	121.4	204.4	276.7	281.3	310	350.3	571.1	17.6%	13.0%
Paint 油漆	HK$ per litre	51.9	51.5	53	55.4	56.2	59.8	60.9	65.9	2.9%	2.0%
Glazed ceramic wall tiles 釉面牆壁瓷磚	HK$ per 100 pieces	340.3	341.5	341.5	341.5	342	392.3	396.2	412.2	2.9%	1.0%

- Portland cement, hydraulic lime, concrete blocks, aggregates, sand, paint and glazed ceramic wall tiles are major raw construction materials for wet trades works. The average prices of all of the construction materials applied in wet trades works have shown an increasing trend in the past years. Amongst all of the wet trades works materials, the average price of sand has significant growth, which increased at a CAGR of 17.6% from approximately HK$137.7 per metric tonne in 2016 to approximately HK$310.0 per metric tonne in 2021. The rise in raw material costs was mainly attributable to the continuous construction works being carried out in Hong Kong, which has supported the demand for these construction materials, as well as limited supply of certain materials such as river sand. In the following years, the average prices of major construction materials in wet trade works are likely to climb up as the demand for such materials is expected to remain high due to the sustained construction projects commenced in Hong Kong.

Note: The average price of paint includes emulsion paint and acrylic paint, whereas that of glazed ceramic wall tiles include both white tiles and colour tiles.

Source: Census and Statistics Department of Hong Kong, Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Machinery and Equipment

- Wet trades works may involve usage of machinery and equipment such as forklift, plaster spraying machine, plaster mixing machine and other parts and consumables.
- (i) Forklifts - A forklift is a small vehicle with two power-operated prongs at the front that can be slid under heavy loads and then raised for moving and stacking materials in a short distance area.
- (ii) Plaster spraying machines - A plaster spraying machine is a type of machine which enables a plasterer to skim a wall more quickly than using a hand float manually. The main benefit of using a plaster spraying machine is to speed up the plastering process.





Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Impact of COVID-19 on the Wet Trade Works Market

- As the number of infections of the COVID-19 has been increasing, the Government has escalated its response level to Emergency under the Preparedness and Response Plan for Novel Infectious Disease of Public Health Significance and has introduced several control measures to restrict the movement of populations in order to prevent the disease spreading in the wider community. For example, save as the Government scheme, "Return2hk" which allows Hong Kong residents to return to Hong Kong from Mainland China and Macau without serving mandatory quarantine by showing negative COVID-19 test results 24 hours before travelling, any persons entering Hong Kong from Mainland China are required to undergo mandatory quarantine for 14 days. As there may exist construction workers who are immigrants from Mainland China, they may be required to comply with this regime when they return to Hong Kong and hence the labour supply in the wet trade works market may be temporarily affected. Furthermore, as the Lunar New Year holiday was extended in the PRC in early 2020 as announced by the State Council and local authorities, the supply of certain construction materials, such as Portland cement, hydraulic lime, concrete blocks, aggregates and sand supplies, may be temporarily disrupted during the early stages of the outbreak of COVID-19 in the PRC, especially in first quarter of 2020. Some of the ongoing construction projects in Hong Kong have been postponed in progress due to the outbreak of COVID-19 in 2020, which led to the temporary decrease in demand for construction works as well as wet trades works in Hong Kong.
- However, in view of (i) as at the Latest Practicable Date, the COVID-19 vaccines have been widely launched in many countries, World Health Organization is working in collaboration with scientists, business, and global health organizations to speed up the pandemic response. In particular, Pfizer and BioNTech presented preliminary data on 9 November 2020 indicating that their coronavirus vaccine was over 90% effective. On 11 December 2020, the U.S. Food and Drug Administration issued the first emergency use authorization (EUA) for a vaccine for the prevention of COVID-19 caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) in individuals 16 years of age and older. The emergency use authorization allows the Pfizer-BioNTech COVID-19 Vaccine to be distributed. With the launch of vaccine, the impact of COVID-19 is likely to be diminished and the global economy would recover in the near future; (ii) most Chinese companies, including production and manufacturing enterprises have resumed full production; and (iii) the number of confirmed cases of COVID-19 in Hong Kong is relatively low when compared to other regions and the number of recovered cases has been increasing, it is believed that the supply of labour and raw materials will not be substantially affected by the outbreak of COVID-19.
- In early 2022, Hong Kong has been striken by the fifth wave of the outbreak of the COVID-19 under the more transmissible virus variant namely Omicron, with daily cases reaching over 10 thousand during March and April 2022. To manage and prevent the importation risks posed by Omicron cases, the Government had tightened the measures to guard against importation of cases, such as the extension of compulsory quarantine to 21 days and having more stringent social-distancing measures. The Government has also implemented the place-specific flight suspension mechanism since January 2022 for Australia, Canada, France, India, Nepal, Pakistan, the Philippines, the United Kingdom and the United States of America to restrict persons who have stayed in these nine places to board flights for Hong Kong. Following the decrease in daily cases and relaxation of the social-distancing measures since April 2022, the Hong Kong economy has been resuming. In addition, the Government has announced certain refinements to the next round of Employment Support Scheme (ESS) in April 2022. The proposed changes will result in the number ofemployees benefiting from the ESS to increase to around 1.74 million from 1.3 million. Employees in the construction industry with monthly salary less than HK$8,000 are entitled to receive a subsidy of HK$4,000 per month.

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Impact of COVID-19 on the Wet Trade Works Market (Cont'd)

- Having considered that (i) the launch of COVID-19 vaccine can diminish the impact of COVID-19; (ii) the increasing public awareness and social distancing measures have proved to be effective in combating COVID-19; and (iii) according to World Economic Outlook Report published by International Monetary Fund (IMF) in April 2021, the global economy is projected to grow by 3.6% in 2022, F&S is of the view that the COVID-19 would be effectively controlled in the long run.
- Given the outbreak of COVID-19 has been largely contained in the second quarter of 2022, it is expected that in general the operation of construction industry in Hong Kong will not be materially affected in the near future.
- Considering a series of relief measures have been launched by the Government to help ease financial burdens of businesses and individuals and encourage enterprises to retain employees, in particular two rounds of subsidy schemes for construction companies and workers as outlined in the Anti-epidemic Fund, the outlook of Hong Kong wet trades works market will remain positive, as driven by the planned urban development and strong demand from the residential and commercial sectors in the long-run, with large-scale initiatives and projects to be completed in the coming year
- Residential buildings account for 65.6% of market share in terms of gross value of wet trade works market in Hong Kong in 2020. Analysed by major end-use group, the gross value of construction works performed at construction sites in respect of residential buildings projects amounted to HK$12.8 billion in the first quarter of 2021, up by 4.6% over a year earlier. According to the Long Term Housing Strategy (LTHS) issued in 2020, the projected total housing supply target for the 10-year period from 2021-22 to 2030-31 is approximately 430,000 units, with an upper and lower range of 451,000 and 405,000 units respectively. The long-term housing supply is not affected by the COVID-19. Despite the continued impact of COVID-19 outbreak, the recovery of residential buildings would drive the demand for wet trade works in 2021, contributing to the growth of overall wet trade works market in Hong Kong.

Source: Frost & Sullivan

Overview of Hong Kong Wet Trades Works Market

Impact of Sino-US Trade Conflict on the Wet Trade Works Market

- Hong Kong's property market is driven by market sentiment, which is affected by the global macroeconomic prospects as the Hong Kong's economy is highly dependent on the financial markets and active real estate investments. The potential impact of Sino-US trade conflict has given rise to uncertainty of the economy and therefore led to the decrease in real estate investment and gross domestic fixed capital formation value. The decline in gross value of construction works performed in 2019 was due to the domestic economic downturn caused by the Sino-US trade conflict, as well as the political instability in Hong Kong.
- With a slower economic growth and rising uncertainties amid the Sino-US trade conflicts, home buyers in general are becoming more cautious, which led to the decrease in number of primary sales of residential flats in 2018. The number of primary sales of some residential flats increased as some property developers lowered the price to boost the sales in 2019.

Source: Frost & Sullivan

Agenda

Competitive Landscape of Hong Kong Wet Trades Works Market

Competition Overview

- The wet trades works market in Hong Kong is considered as fragmented in terms of number of market participants. According to Construction Industry Council, there were over 500 contractors registered under the trade specialties of "Finishing Wet Trades" by the end of 2021.
- The Group is the largest wet trades works subcontractors with a market share of approximately []% in 2021.

Source: Construction Industry Council, Frost & Sullivan

Competitive Landscape of Hong Kong Wet Trades Works Market

Factors of Market Competition

Subcontractors registration scheme	The Group is a registered finishing wet trades subcontractor under the Registered Specialist Trade Contractor Scheme (formerly known as the Subcontractors Registration Schemes), of the Construction Industry Council. The Registered Specialist Trade Contractor Scheme is introduced by the Construction Industry Council to build up a pool of capable and responsible subcontractors with specialized skills and strong professional ethics in building and engineering works. The major client organizations and contractors trade associations have pledged support for the Scheme. Main contractors are required to engage the registered subcontractors under the scheme for public sector projects and credits would be granted to the registered subcontractors in tendering process. The registration enables the subcontractors to further enhance recognition in track record, financial stability and expertise in the industry, thus expanding business networks.
Established business relationship	In the wet trade industry, long established relationship with customer implies a better understanding of customers requirements and enable a better offering of customer services and saving the time and cost in coordination. By leveraging the good working relationship built on collaboration with industry stakeholders, time and cost could be greatly saved in the day-to-day operation. Further, a good relationship with suppliers of materials would help wet trade services providers maintain a competitive pricing and stable supply. As such, it would further enhance the execution capacity of the wet trades works contractors.
Wide Variety of Expertise	During wet trade works, variety of expertise are involved such as plastering, floor screeding and bricklaying.Given the high standard of specialised wet trades works, contractors with proven industry know-how have the competitive advantage in the wet trade works industry in Hong Kong. Moreover, extensive capacity is one of the most important criteria for selecting contractors during tendering process, which in turn increases the possibility of bidding large scale projects.

Source: Frost & Sullivan

Competitive Landscape of Hong Kong Wet Trades Works Market

Entry Barriers

Capital requirement	Capital requirements serve as the barrier to the new entrants in the wet trade works market. In the wet trade works industry, a sufficient capital reserve is required for recruitment of workers, raw materials procurement as well as payment to workers. In addition, substantial amount of capital is needed for the issuance of surety bond. Market participants with sufficient capital are more likely to undertake sizable projects compared with those contractors without sufficient resources. Contractors without plants might lose in the competition and exit the market afterwards.
Proven track record and reputation	Proven track record is one of the key competitive factors in the wet trade works industry. Credible track record for quality of works, efficient division of labour, timely delivery within budget control are the critical metrics for the companies to perform wet trade works. Property developers and main contractors in Hong Kong prefer working with wet trade contractors who have proven track record. New entrants without sound reputation built on the past collaboration with the industry stakeholders and experience in delivering services would compromise a company's overall competitiveness in the market.
Technical Knowhow	Technical knowledge is one the key barriers for new market entrants of wet trade works works. Existing market participants generally have a strong understanding towards plastering works, tiles laying works, bricklaying, wall and floor tiling, painting and decoration, floor screeding and marble works in order to deliver quality services. With technical know-how. the performance of the existing players and their quality of works can be assured to meet quality standards. Comparatively, new market entrants without technical know-how and experienced management teams may be less competitive.

Source: Frost & Sullivan

Agenda



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